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                                                                   Exhibit 10.17

                   AMERICA SERVICE GROUP INC. (THE "COMPANY")

             SUMMARY OF DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

      I. DIRECTOR COMPENSATION. Directors who are employees of, or paid consultants to, the Company do not receive additional compensation for serving as directors of the Company. The following table sets forth current rates of cash compensation for the Company's non-employee directors.

Annual retainer                                                  $ 20,000

Board meeting attendance fee                                     $  1,500

Audit Committee Chair annual retainer                            $ 15,000

Audit Committee meeting fee for all Audit Committee
   meetings held on a date other than a Board meeting date       $  2,500

Incentive Stock and Compensation Committee Chair and
    Ethics and Quality Assurance Committee Chair annual
    retainer                                                     $  5,000

Committee meeting fee for all committee meetings other than
    Audit Committee held on a date other than a Board
    meeting date                                                 $  1,000

            The Board compensation program provides that each new Director (as defined by the Amended and Restated 1999 Incentive Stock Plan) elected to the Board will receive a grant of 22,500 stock options at an Option Price no less than the Fair Market Value (as defined by the Amended and Restated 1999 Incentive Stock Plan) of the Company's common stock on the date the option is granted. These options will vest in whole or in part at such time or times as set forth in the related Option Certificate.

            In addition, the Board compensation program provides that each non-employee director will receive 1,500 restricted shares of the Company's common stock on an annual basis. Each non-employee director shall have the right, among other rights, to receive cash dividends on all of these shares and to vote such shares until the non-employee director's right to such shares is forfeited or becomes nonforfeitable. These shares become nonforfeitable in equal annual installments over three years beginning on June 15, 2006.

      II. EXECUTIVE OFFICER COMPENSATION. The following table sets forth the current annual base salaries provided to the Company's Chief Executive Officer and four most highly compensated executive officers.

Executive Officer                                            Current Salary
----------------                                             --------------
Michael Catalano                                             $   525,000
Richard Hallworth                                                315,000
Michael W. Taylor                                                260,000
Lawrence H. Pomeroy                                              227,700

      In addition to their base salaries, the Company's Chief Executive Officer and most highly compensated executive officers are also eligible to:

      - receive cash bonuses under the Company's Bonus Plan. The Compensation Committee has deferred

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            adopting a 2006 Bonus Plan pending the outcome of the investigation into certain matters related to the Company's subsidiary, Secure Pharmacy Plus;

      - participate in the Company's long-term incentive program, which currently involves the award of stock options pursuant to the Company's Amended and Restated 1999 Incentive Stock Plan;

      - participate in the Company's broad-based benefit programs generally available to its salaried employees, including health, disability and life insurance programs, 401(k) Plan and Employee Stock Purchase Plan.